Exhibit 10.4

To:	Paul M. Mendlik
From:	West Corporation Compensation Committee
Date:	February 23, 2009

Re:	Exhibit A
This Exhibit A for 2009 is entered into pursuant to your Employment Agreement.
1.	Your base salary will be $450,000.
2.	Effective January 1, 2009, you will be eligible to receive a performance bonus based upon West Corporation’s Adjusted EBITDA less interest income and unrealized synergies (“Compensation Adjusted EBITDA”) growth for West Corporation in 2009. Compensation Adjusted EBITDA for each quarter will be compared to the same quarter in the previous year to advance a pro-rata portion of the bonus. Each $1M increase in Compensation Adjusted EBITDA for the year over 2008 Compensation Adjusted EBITDA will result in a $14,865 bonus. If any portion of the bonus is advanced, 75% of the pro-rata bonus will be paid within thirty (30) days from the end of the quarter. 100% of the total bonus earned will be paid within thirty (30) days of the final determination of 2009 Compensation Adjusted EBITDA.
Should Compensation Adjusted EBITDA exceed $671M for the year, you will eligible to receive $18,580 for every $1M of Compensation Adjusted EBITDA above that threshold.
In the event there is a negative year-to-date profit calculation at the end of any quarter and a pro-rata portion of the bonus has been advanced in a previous quarter, “loss carry forward” will result and applied to the next quarterly or year-to-date calculation.
3.	All objectives are based upon West Corporation operations and will not include results derived from mergers, acquisitions, joint ventures or stock buy backs except to the extent approved by West Corporation’s Compensation Committee.
4.	At the discretion of the Compensation Committee, you may receive an additional bonus based on the Company’s and your individual performance.

/s/ Paul M. Mendlik
Employee – Paul M. Mendlik